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                                                                    Exhibit p(5)

                                 CODE OF ETHICS
                                       FOR
                              RREEF AMERICA L.L.C.

                           Last Updated: December 2002

        It is important to remember at all times that the interests of our clients and the shareholders of the funds for which we act as investment adviser or subadviser must come first. In order to maintain that priority, all personal securities transactions must be conducted in a manner consistent with this Code of Ethics for RREEF America L.L.C. We must be vigilant in maintaining the integrity of our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. This Code of Ethics is designed to contain provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code of Ethics should be read in conjunction with this preamble and RREEF America L.L.C.'s Policy Statement and Procedures Designed to Detect and Prevent Insider Trading (as last revised January 2003), Restricted List Procedures to Prevent Insider Trading (as last revised January 2003), and the Code of Ethics for Deutsche Asset Management.

A.      Definitions

        1.      "Access Person" includes:

        (a)     any trustee, officer or Advisory Person of a Fund; and

        (b) any member, officer or Advisory Person of the Adviser who, with respect to Clients, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by the Adviser to the Clients.

        2.      "Adviser" means RREEF America L.L.C.

        3.      "Advisory Person" includes:

        (a) any employee of a Fund or of the Adviser (or of any company in a control relationship to a Fund or the Adviser), who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of securities by Clients, or whose functions relate to the making of any purchase or sale recommendations; and

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        (b)     any natural person in a control relationship to the Adviser or a
Fund who obtains information concerning recommendations made to Clients with regard to the purchase or sale of a security.

        4.      A Security is "being considered for purchase or sale by a Fund"
(i) when a recommendation to purchase or sell a Security has been made and communicated to a Fund and (ii) with respect to the person making the recommendation, when such person seriously considers making such a recommendation or intends to make such a recommendation, or when such person has acted so as to convey an indication to another person that a Security is under such serious consideration or that such person has an intention to make a purchase or sale recommendation with respect thereto; nevertheless, a Security is not "being considered for purchase and sale by a Fund" solely by reason of that Security being subject to normal review procedures applicable to portfolio Securities of such Fund or normal review procedures which are part of a general industry or business study, review, survey or research or monitoring of securities markets.

        5. "Beneficial ownership" shall mean an interest held by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the Securities. A person may have an indirect pecuniary interest in Securities held by, among others, a family member sharing the same household and a partnership of which such person is a general partner. A person may also be deemed to have an indirect pecuniary interest in a Security by holding derivative securities or rights with respect to the Security and in other similar circumstances. The meaning of the term "beneficial ownership" is summarized and illustrated in Appendix A attached to this Code.

        6. "Client" shall refer to any person or entity which has an advisory account with the Adviser, including any Fund.

        7. "Compliance Officer" shall mean the designated compliance officer of the Adviser or, in the case of such designated compliance officer's unavailability or inability to act, the President or any senior vice president of the Adviser not involved in the proposed transaction. As of the date of this Code, the Compliance Officer is Barry H. Braitman in the Chicago office.

        8. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who directly or indirectly owns beneficially more than 25% of the voting securities of a company shall be presumed to control such company.

        9. For purposes of the prohibitions in Section 2 of the Code on purchases and sales of certain Securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving (i) any other Securities of the same issuer, and (ii) any derivative security or other instrument (including options and futures contracts) relating to the same Security or any other Security of the same issuer.

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        10.     "Purchase or sale of a Security" includes, among other things, the purchase, sale or other transaction involving an option, futures contract or similar derivative instrument relating to a Security.

        11. "Real Estate Securities" shall mean Securities of publicly-traded companies principally engaged in the real estate industry. A company is considered to be "principally engaged in the real estate industry" if, in the opinion of the Adviser, at least 50% of its revenues, or at least 50% of the market value of its assets, is attributable to the ownership, construction, management or sale of residential, commercial or industrial real estate. Companies principally engaged in the real estate industry may include, among others, equity and mortgage real estate investment trusts, real estate master limited partnerships, and real estate brokers and developers. The definition of Real Estate Securities shall be interpreted in light of any current prospectus of the Trust or any series of the Trust in effect at the time of any proposed transaction.

        12. "Security" shall mean any note, stock, bond, debenture, investment contract, mineral interest, option contract or index and all other interests or instruments commonly known as a "security," except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies.

        13. "Fund" means Scudder RREEF Real Estate Fund, Inc. or any other investment company for which the Adviser serves as investment adviser or subadviser.

B.      Prohibited Actions

        1. General Unlawful Actions. No Access Person, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by any Client, shall:

                (a) employ any device, scheme or artifice to defraud any Client;

                (b) make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

                (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or

                (d) engage in any manipulative practice with respect to any Client.

        2. Purchases or Sales by Access Persons of Securities Being Considered for Client Transactions. No Access Person shall, directly or indirectly, purchase or sell any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                (a) is being considered for purchase or sale by or for any Client;

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                (b)     is the subject of a pending buy or sell order by any
Client or is programmed for purchase or sale by or for any Client; or

                (c)     was purchased or sold by or for any Client within seven
(7) calendar days preceding or following the purchase or sale by such Access Person.

        The prohibitions in this subsection shall apply to any purchase or sale by any Access Person of any convertible security, option, or warrant of any issuer whose underlying securities are being considered for purchase or sale by any Client. In extraordinary circumstances, the Compliance Officer may grant prior written approval of Access Person transactions which would otherwise be prohibited under this subsection.

        3. Prior Approval of all Purchases and Sales by Advisory Persons. No Advisory Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, without the prior approval of the Compliance Officer.

        In particular, no Advisory Person shall acquire, without the prior written approval of the Compliance Officer, any direct or indirect beneficial ownership in securities in:

                (a)     any Real Estate Securities;

                (b)     an initial public offering; or

                (c)     a limited offering (e.g., private placement).

        Approval of purchases and sales of these three types of securities will be granted only in extraordinary circumstances.

        In reviewing requests for approval of a transaction by an Advisory Person involving an initial public offering or limited offering, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Advisory Person by virtue of his or her position with a Fund or the Adviser. An Advisory Person who has been authorized to acquire securities in a limited offering shall be required to disclose such investment whenever that Advisory Person plays a part in a Fund's or the Adviser's subsequent consideration of an investment in the issuer.

        C.      Exempted Purchases and Sales

        The prohibitions of Sections B and D, other than the general prohibitions of B.1, shall not apply to:

        1. Absence of Investment Power. Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control.

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        2.      Involuntary Transactions. Purchases or sales of securities which are non volitional on the part of either the Access Person or a Client, including a Fund.

        3. Dividend Reinvestment. Purchases which are part of an automatic dividend reinvestment plan.

        4. Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

        5. Systematic Investment Plan. Purchases effected through a systematic investment plan involving automatic investment of a predetermined amount on predetermined dates, provided such plan receives the prior written approval of the Compliance Officer.

        6. Exemption for Municipal Securities, UITs, and Blue Chip Securities. Purchases and sales, or series of related transactions, involving less than $50,000 of:

                (a)     municipal securities;

                (b) unit investment trusts and unit investment trust hybrids (such as WEBs and SPYDERs); or

                (c) securities of a company listed either on a national securities exchange or traded over the counter and having a market capitalization exceeding $5 billion.

A series of transactions in the securities of a company shall be deemed to be related if occurring within seven days and shall be deemed not to be related if occurring more than fourteen (14) days apart. The foregoing exemption shall not apply to Real Estate Securities, or to unit investment trusts, or hybrids thereof, that make substantial investments in Real Estate Securities.

D.      Prohibition of Certain Short-Term Trading Profits by Advisory Persons

        No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Real Estate Securities within sixty (60) calendar days.

E.      Gifts

         Advisory Persons are prohibited from accepting any gift or thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. The Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $100.

F.      Service as a Director

        Advisory Persons are prohibited from serving on the boards of directors of publicly traded companies if, in the determination of the Compliance Officer, such service is inconsistent

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with the interests of a Fund and its shareholders. If the Compliance Officer has approved such service by an Advisory Person, that Advisory Person shall be isolated, through "Chinese Wall" procedures, from persons making investment decisions with respect to such issuer.

G.      Reporting

        1.      Initial and Annual Disclosure. Every Access Person shall:

                (a)     report all personal holdings of securities within ten
(10) days of becoming an Access Person; and

                (b) report all personal holdings of securities as of December 31 (or other date acceptable to the Compliance Officer) within thirty
(30) days of such date.

        Such reports shall be made on a form supplied by the Compliance Officer. Disinterested directors or trustees of a Fund are subject to an exception from the reporting requirements of Sections G.1, G.2 and G.3. See Section G.5(b) below.

        2. Duplicate Confirmation Statements. Every Access Person shall instruct the broker, dealer or bank with or through whom a security transaction is effected in which every Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person.

        3.      Quarterly Reporting. Every Access Person shall report within ten
(10) days after the end of each calendar quarter to the Compliance Officer all securities transactions taking place during the preceding calendar quarter in an account of which the Access Person is a beneficial owner. If the Access Person did not execute any such transactions during the preceding calendar quarter, he or she shall report such fact to the Compliance Officer. Such quarterly reports shall be made on a form supplied by the Compliance Officer, which may incorporate duplicate confirmation statements.

        4. Opening Brokerage Accounts. Prior to the opening of an account for the purpose of executing transactions in securities, every Access Person (other than disinterested directors or trustees) shall obtain the written consent of the Compliance Officer.

        5.      Exceptions from Reporting Requirements.

                (a) Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

                (b) Disinterested Trustees. A disinterested director or trustee of a Fund needs to report a transaction in a security only if such director or trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of a

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Fund, should have known that during the 15-day period immediately before or after the date of the transaction by such director or trustee, such Fund purchased or sold the security, or the security was being considered for purchase or sale by such Fund or the Adviser.

        6. Disclaimer of Beneficial Ownership. Any report made under this Section G may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

H.      Enforcement and Sanctions.

        1. Penalties for Violations of this Code. Upon discovering or otherwise being informed of a violation of this Code, the President of the Adviser may take any action deemed appropriate, including a letter of censure, termination with respect to portfolio management duties, suspension or removal from office, imposition of a fine, disgorgement of prohibited profits, recovery of avoided losses, or termination of employment of the violator. In the event of the President's conflict, unavailability or inability to act, the Compliance Officer may take any action deemed appropriate.

        2. Violations of the Code With Respect to a Fund. Each violation of this Code which in any way relates to a Fund shall be reported to such Fund's board of directors or trustees at or before the next regular meeting of such board. The board may impose sanctions in addition to those imposed by the officer of the Adviser.

        3. Violations of the Code Not Involving the Trust. In the event of a Code violation which does not in any way relate to a Fund, such violation will be reported to the Policy Committee of the Adviser at or before its next regular meeting. The Policy Committee may impose sanctions in addition to those imposed by the officer of the Adviser.

I.      Administration of the Code.

        1. Appointment of a Compliance Officer. The Adviser shall appoint a Compliance Officer and shall keep a record for five (5) years of the persons serving as Compliance Officer and their dates of service.

        2. Administration of the Code. The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

        3. Record of Violations of the Code. The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

        4. List of Access and Advisory Persons. The Compliance Officer shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record of former lists of Access and Advisory Persons.

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        5.      Notice of Status as Access or Advisory Person. The Compliance
Officer shall notify each Access and Advisory Person of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

        6. Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access and Advisory Person, who shall acknowledge receipt thereof.

        7. Exemptions to the Code. The board of directors of trustees of a Fund may exempt any person from application of any section(s) of this Code, to the extent an exemption is permitted under Rule 17j-1 under the 1940 Act. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefor.

        8. Annual Report. Not less than once a year the Compliance Officer shall furnish to the board of directors or trustees of each Fund and the Policy Committee of the Adviser, and the respective board or Committee shall consider, a written report that:

                (a) describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations (the annual report may incorporate by reference information included in any written reports previously presented to the boards); and

                (b) certifies that both the Fund and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

        9. Changes to the Code. The board of directors or trustees of the Fund (including a majority of the disinterested directors or trustees voting separately) shall consider and determine whether to approve any material change to this Code at the next regular meeting of the board after such change, and in no event more than six (6) months after the change.

        10. Maintaining Copies of Versions of the Code. A copy of each version of the Code shall be maintained for five (5) years in an easily accessible place.

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                          CODE OF ETHICS CERTIFICATION

        I acknowledge that I have received a copy and read the Policy and Procedures Designed to Prevent Insider Trading, as last updated 2003 ("Insider Trading Policy"), RREEF America L.L.C. Code of Ethics, as last updated December 2002 ("Code of Ethics"), and the Restricted List Procedures to Prevent Insider Trading, as last updated January 2003 ("Restricted List Procedures"). I understand my responsibilities under the Code of Ethics, the Insider Trading Policy and the Restricted List Procedures and agree to comply with all of their terms and conditions. I will retain a copy of each document for future reference.

        I hereby certify that I have complied with the requirements of the Code of Ethics, the Insider Trading Policy and the Restricted List Procedures and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics.

                Dated:
                      -----------------------------------------

                Signature:
                          -------------------------------------

                Printed Name:
                             ----------------------------------

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                                   APPENDIX A

"Beneficial Ownership"

        For purposes of the Code of Ethics, a beneficial owner of a Security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

        (1)     A direct or indirect pecuniary interest in such Security AND

        (2) Either (a) voting power, which includes the power to vote, or to direct the voting of, such Security, OR (b) investment power, which includes the power to dispose, or to direct the disposition of, such Security.

        You have a pecuniary interest in a Security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such Security. You are deemed to have a pecuniary interest in any Securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including your legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother and your spouse. Also, you are deemed to have a pecuniary interest in Securities held by a partnership of which you are a general partner, and beneficial ownership of the Securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such Securities. You are also deemed to have a pecuniary interest in the portfolio Securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio Securities. Additionally, certain performance-related fees received by brokers, dealers, banks, insurance companies, investment companies, investment advisors, trustees and others may give rise to pecuniary interests in Securities over which such persons have voting or investment control.

        Securities owned of record or held in your name generally are considered to be beneficially owned by you if you have a pecuniary interest in such Securities. Beneficial ownership may include Securities held by others for your benefit regardless of record ownership (e.g., Securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; Securities owned by you but which have not been transferred into your name on the books of a company; and Securities which you have pledged) if you have or share either voting power or investment power and have a pecuniary interest in such Securities.

        With respect to ownership of Securities held in trust, beneficial ownership includes the ownership of Securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the Securities held by the trust (e.g., by virtue of being a beneficiary of the trust). Also, if you are the settlor of a trust, you are deemed to be the beneficial owner of Securities held in the trust if you have the power to revoke

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the trust without obtaining the consent of any other person, but only if you have or share investment control with respect to the assets of the trust. A beneficiary of a trust is deemed to be the beneficial owner of Securities held by the trust to the extent of his pro rata interest in the trust, but only where such beneficiary has or shares investment control over the Securities held in the trust.

        In addition, the Securities and Exchange Commission has promulgated certain rules which provide that a person shall be deemed the beneficial owner of a Security if he has the right to acquire beneficial ownership of such Security at any time within sixty (60) days, including but not limited to, any right to acquire such Security: (i) through the exercise of any option, warrant or right; (ii) through the conversion of a Security; or (iii) pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

        The following institutions or persons are not deemed to be beneficial owners of Securities held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business if such Securities are acquired by such institutions or persons without the purpose or effect of changing or influencing control of the issuer of such Securities: (i) brokers or dealers registered under Section15 of the Securities Exchange Act of 1934 (the "Act"), (ii) banks as defined in Section 3(a)(6) of the Act, (iii) insurance companies as defined in Section 3(a)(19) of the Act, (iv) registered investment companies, (v) registered investment advisers, (vi) employee benefit plans or pension funds subject to ERISA, or endowment funds, (vii) certain parent holding companies and (viii) any group, all of the members of which are persons specified in (i) through (vii) above. Also, interests in portfolio Securities held by any holding company registered under the Public Utility Holding Company Act of 1935, interests in portfolio Securities held by any registered investment company, and interests in certain Securities comprising part of a broad-based, publicly traded market basket or index of stocks, are deemed not to confer beneficial ownership.

        Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a Security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the Act shall be deemed the beneficial owner of such Security.

        The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include Security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such Securities.

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